CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1 of our report dated May 17, 2016, relating to the consolidated financial statements of Eco Science Solutions, Inc. and Subsidiaries, as of January 31, 2016 and to all references to our firm included in this Registration Statement.

/S BF Borgers CPA PC

Certified Public Accountants
Lakewood, Colorado
January 26, 2017